Exhibit 23.7

Consent of Cohen & Company Securities, LLC

We hereby consent to (i) the inclusion of our opinion letter dated October 19, 2025 to the Board of Directors of Armada Acquisition Corp. II as an exhibit to the Registration Statement of Evernorth Holdings Inc. on Form S-4 (the “Registration Statement”) and (ii) to the description of such opinion and to the references thereto and to our name in the joint proxy statement/prospectus which forms a part of the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Cohen & Company Securities, LLC
COHEN & COMPANY SECURITIES, LLC

March 18, 2026